Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS REPORTS RECORD THIRD QUARTER SALES OF
 $67 MILLION, AN INCREASE OF 16.7%

Increases 2004 Sales Guidance to $228 Million

New York, New York, October 13, 2004 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported record third quarter sales of $67 million, a 16.7% increase over last year's third quarter sales of $57.4 million.  At comparable foreign currency exchange rates, net sales were up 11% for the period.  Management expects to issue operating results for the current third quarter in the second week of November.

The sales increase in the third quarter reflects the very successful launch of the Burberry Brit men's line in Europe, North America and Asia.  Also contributing to the growth was the introduction of Paul Smith London and sales of Lanvin fragrances were included as of July 1, 2004, when Inter Parfums acquired the fragrance license and inventory.

Sales for the first nine months of 2004 totaled $172.1 million,  an increase of 26.2% compared with $136.4 million, in the same period last year.  At comparable foreign currency exchange rates, net sales were up 21%.

The Company also announced that it expects 2004 sales of $228 million, slightly ahead of its prior forecast of $225 million.  Management's guidance for 2004 net income remains at $15.8 million.

Commenting, Jean Madar, Chairman & CEO of Inter Parfums noted, "For the year-to-date, Burberry fragrance sales increased 34% driven by the excellent performances of the Burberry London, Burberry Weekend and Burberry Touch lines and the continued success of the Burberry Brit women's collection.  S.T. Dupont fragrances achieved sales growth approaching 5% due to the introduction of L'Eau de S.T. Dupont.  With the newest addition to Paul Smith fragrances, Paul Smith London, brand sales grew nearly 19%."

He went on to say, "The Burberry Brit men's line will continue to be rolled out over the coming months in South America and the Middle East.  The spring 2005 launches of new fragrance lines within our Christian Lacroix and Celine brands are on schedule."

 Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

 Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com www.theequitygroup.com